Exhibit 99.1

BAXTER AND CERUS SIGN NEW AGREEMENT TO COMMERCIALIZE

INTERCEPT BLOOD SYSTEM

DEERFIELD, Ill., and CONCORD, Calif., February 3, 2005 – Subsidiaries of Baxter International Inc. (NYSE:BAX) and Cerus Corporation (NASDAQ: CERS) today announced an agreement to restructure their collaboration related to the INTERCEPT Blood System.  Under the agreement, Cerus and Baxter reaffirm their commitment to market and develop the INTERCEPT Blood System for platelets and plasma in Europe through 2006 and potentially beyond.  The new agreement also includes revised development, marketing and manufacturing responsibilities for each partner related to the INTERCEPT Blood System for plasma and red blood cells.  In addition, the two companies have resolved their loan dispute and have agreed to dismiss the related legal actions.

“Baxter remains committed to advancing innovations that support a safe and sufficient blood supply for patients worldwide,” said Kevin McCulloch, general manager for Baxter’s Transfusion Therapies business.  “This new agreement allows both Baxter and Cerus to focus attention on our respective strategic business goals and still pursue the commercialization of these important products.  We look forward to working together with Cerus under the new partnership structure.”

“We strongly believe in the INTERCEPT Blood System and its potential to improve the safety of the global blood supply,” added Claes Glassell, president and CEO of Cerus.  “Cerus will continue to advance these products in collaboration with Baxter, BioOne and with other potential partners.  In addition, we are pleased to have settled our loan dispute and clarified our cash position.”

Under the terms of the restructured agreement:

•                  Baxter will continue to invest in INTERCEPT Platelet and Plasma commercialization activities in Europe in 2005 and 2006 and will work collaboratively with Cerus on the preparation of a CE Mark application for plasma.  Baxter has an option beyond 2006 to continue as the exclusive European marketing partner for INTERCEPT Platelets and Plasma.

•                  Baxter and Cerus will continue to pursue regulatory approval for the pathogen inactivation system for platelets in the United States.  Baxter and Cerus will also continue to collaborate on commercialization activities for INTERCEPT Platelets and Plasma in regions outside the United States and Canada that are not covered by existing third-party agreements.

•                  Cerus acquires worldwide rights for INTERCEPT Red Cells and also U.S. and Canadian rights for INTERCEPT Plasma, previously held by Baxter.  As a result, Cerus will have responsibility for development and commercialization of INTERCEPT Red Cells worldwide and INTERCEPT Plasma in the United States and Canada.

•                  Baxter will continue certain manufacturing responsibilities in support of Cerus’ development and commercialization activities.

•                  Under a separate agreement, Cerus will immediately pay $34.5 million to Baxter Capital Corporation and provide a promissory note for $4.5 million, payable with interest in

December 2006.  Baxter Capital has agreed to accept these payments in full satisfaction of the loan obligation.

The restructuring of the Baxter and Cerus collaboration does not change the relationship with the companies’ Asian partner, BioOne Corporation.  In 2004, the companies announced an agreement under which BioOne would market and distribute the INTERCEPT Blood System for platelets in Japan, China, Taiwan, South Korea, Thailand, Vietnam and Singapore, following receipt of regulatory approval in each of those countries.  Baxter and Cerus also recently announced a letter of intent with BioOne Corporation for commercialization of the INTERCEPT Blood System for plasma in parts of Asia.

CONFERENCE CALL

Cerus management will discuss this announcement during the company’s fourth quarter and year-end financial results call at 10:00 a.m. ET today.  Interested parties can access a live Internet broadcast at http://www.cerus.com/pages/IR/wc.html.  For those unable to listen to the live broadcast, the call will be archived temporarily at www.cerus.com.

ABOUT THE INTERCEPT BLOOD SYSTEM

The INTERCEPT Blood System is designed to reduce the risk of transfusion-transmitted diseases by inactivating certain pathogens that may be present in donated blood components, such as bacteria, HIV, and hepatitis B and C viruses.  The technology also has been shown during development to inactivate emerging and migrating pathogens, such as the West Nile Virus and SARS.

The INTERCEPT Blood System is approved for use in Europe for platelets, and blood centers in several European countries are applying the INTERCEPT technology to provide an additional layer of safety to their platelet supply.  The INTERCEPT Blood System under development for plasma has completed three Phase III trials in the United States.  Phase III trials of the INTERCEPT Blood System for Red Cells were halted in 2003 after antibody formation was observed in two patients.  Cerus is currently evaluating product and process enhancements that might allow re-initiation of red blood cell clinical trials.

ABOUT CERUS

Cerus Corporation is developing novel products for cancer, infectious disease and blood safety based on multiple, innovative technology platforms. The company is building a pipeline of next generation cancer immunotherapies by combining its proprietary attenuated Listeria vector platform with promising disease antigens. These products are designed to stimulate innate and T cell immune pathways, generating highly potent anti-tumor responses. Cerus is applying its Helinx technology to develop the INTERCEPT Blood System, which is designed to enhance the safety of blood components through pathogen inactivation. The company’s strategy is to leverage the broad potential of its technologies and products through alliances. Cerus’ partners to date include MedImmune and Johns Hopkins University for cancer immunotherapy, and Baxter International and BioOne for the INTERCEPT Blood System.

ABOUT BAXTER

Baxter International Inc., through its subsidiaries, assists health-care professionals and their patients with the treatment of complex medical conditions, including cancer, hemophilia, immune disorders, kidney disease and trauma. The company applies its expertise in medical devices, pharmaceuticals and biotechnology to make a meaningful difference in patients’ lives.

Helinx is a trademark of Cerus Corporation.

Baxter and INTERCEPT are trademarks of Baxter International Inc.

Statements in this news release regarding fulfillment of contractual commitments under the agreement, as well as statements concerning potential efficacy and safety of products, potential regulatory approvals, product development and commercialization and potential extension of the collaboration with BioOne Corporation are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from the above forward-looking statements as a result of certain factors, including the risks and uncertainties related to the timing and results of clinical trials and other development activities, the acceptability of any data by regulatory authorities, actions by regulatory authorities and other government authorities, including the FDA and foreign counterparts, at any stage of the development or marketing process, technological advances in the medical field, additional financing activities, manufacturing, product demand and market acceptance and adoption of any products, competitive conditions, internal and external factors that could impact commercialization, the limited resources and operating history of BioOne and other factors discussed in each company’s filings with the Securities and Exchange Commission. The companies do not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; all forward-looking statements speak only as of the time when made.  Actual results or experience could differ materially from the forward-looking statements.

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Contacts:

Cerus	Baxter
Media & Investor Relations:	Media:
Lainie Corten	Cindy Resman, (847) 948-2815
(925) 288-6319
Investor Relations:
Mary Kay Ladone, (847) 948-3371